Exhibit 99.1

XO Holdings’ Special Committee Announces Engagement of Financial Advisor and Legal Counsel

HERNDON, VA — Marketwire — April 7, 2011 — The Special Committee of the Board of Directors of XO Holdings, Inc. (OTCBB: XOHO) announced today that it has retained JP Morgan Securities LLC as its financial advisor, Dechert LLP as legal counsel and Richards, Layton & Finger, P.A. as Delaware counsel.  The Special Committee was formed on January 21, 2011 to consider, review and evaluate the proposal made on January 19, 2011 by ACF Industries Holding Corp., which is an affiliate of Carl C. Icahn, to acquire, either directly or through an affiliate, ownership of 100 percent of XO Holdings. Under the proposal, holders of common stock of XO Holdings, other than ACF Holding and its affiliates, would receive consideration of $0.70 net per share in cash.  The Special Committee members are Robert Knauss and Fredrik Gradin.  Former member Harold First resigned effective March 5, 2011.

Robert Knauss and Fredrik Gradin stated, "As with the past offer made by ACF Industries in 2009, the Special Committee intends to thoroughly evaluate this unsolicited offer put forward by ACF Industries with the assistance of its advisors. We intend to review this proposal in a timely manner, and there can be no assurance that the Special Committee will approve any transaction with ACF Industries."  In 2009, the Special Committee declined to recommend an earlier ACF Industries proposal to acquire the remaining shares of XO Holdings common stock that ACF Industries did not then own.

About XO Holdings

XO is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XO offers customers a broad range of managed voice, data and IP services in more than 80 metropolitan markets across the United States. For more information, visit www.xo.com.

Contact:

Dan Brady
Reputation Partners (for XO Communications)
T: 312-312-447-2560